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                                                                   Exhibit 23.1




                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Furr's Restaurant Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-11291, 333-86209 and 333-92349) on Form S-8 of Furr's Restaurant Group,
Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of Furr's Restaurant Group, Inc. and subsidiaries as of December 28, 1999 and December 29, 1998, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the years in the three-year period ended December 28, 1999, and the related financial statement schedule, which report appears in the December 28, 1999 annual report on Form 10-K of Furr's Restaurant Group, Inc..


                                       KPMG LLP


Dallas, Texas
March 23, 2000



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